Exhibit 10.5

[Apptio, Inc. Letterhead]

August 16, 2010

Chris Pick

Dear Chris:

I am pleased to offer you a position with Apptio, Inc. (the “Company”), as Chief Marketing Officer. If you decide to join us, you will receive an annual salary of $235,000, which will be paid monthly in accordance with the Company’s normal payroll procedures. You will be eligible for annual objective-based earnings of $15,000 as governed by the Apptio MBO Plan. Your objective-based earnings will be paid on a semi-annual basis as determined by the Compensation Committee of the Board of Directors. The details of your MBO based compensation will be finalized within the first 30 days of your employment. Additionally, you will be reimbursed for up to $60,000 of direct moving expenses — this represents an all-inclusive cap which will include your temporary commuting expenses for up to 4 months (all travel, lodging, meals, etc.), 4 months of temporary residence rental in Bellevue, one real estate scouting trip for your spouse, reasonable direct moving costs, and realtor fees on the sale of your house in Houston. You will use reasonable efforts to keep this cost as low as possible.

As an employee, you will also be eligible to receive certain employee benefits including three weeks paid vacation, sick leave, and medical/dental/vision (healthcare) insurance. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 341,000 shares (# of shares to be exactly 1.25% of fully diluted shares anticipated to be outstanding following the full close of the Company’s Series C financing) of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the shares subject to the option(s) shall vest 12 months after the date your employment begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. These option grants shall be subject to the terms and conditions of the Company’s Stock Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. In additional, your option grant will be subject to the Company’s standard Executive Optionee change of control provision attached as Exhibit A to this agreement.

Chris Pick

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. If between the time this offer letter is signed by both parties and your anticipated start date, business conditions of the Company change such that this position is no longer necessary, this offer can be rescinded without penalty to the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. If between the time this offer letter is signed by both parties and your anticipated start date, business conditions of the Company change such that this position is no longer necessary, this offer can be rescinded without any penalty to the Company.

Notwithstanding the above paragraph regarding the ability of the company to terminate the employee without cause and notice, in the event of the Company’s termination of your employment within the first 18 months of your employment with Company, other than a termination for Cause (as defined below), you shall receive a severance payment equal to six months of your annual base salary prior to the termination without Cause, and such severance shall be payable as soon as administratively feasible following the execution of a separation and release agreement with the Company.

For purposes of this Severance, “Cause” means: (i) willful misconduct or gross negligence in performance of your duties, (ii) any act of fraud, embezzlement, theft by you or fraudulent conduct by you that materially discredits the Company, including conviction of a felony; (iii) your material breach, if incurable, of the Company’s At-Will Employee Agreement.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, without written approval from the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Chris Pick

Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees (superseding the At-Will Employee Agreement paragraph 13.1). Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on or before Wednesday, September 1, 2010. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO or CFO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Wednesday August 18, 2009. If you voluntarily leave the Company within the initial 18 months of employment, you will be obligated to repay the Company the pro-rated amount of moving expense and temporary housing allowance.

We look forward to your favorable reply and to working with you at Apptio, Inc.

Sincerely,

/s/ Kurt Shintaffer
Kurt Shintaffer
CFO

Chris Pick

Agreed to and accepted:

Signature:	/s/ Chris M. Pick

Printed Name:	Chris M. Pick

Date:	August 18, 2010

Enclosure:

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement